Exhibit 99.1

Quality Distribution, Inc. Announces Preliminary Fourth Quarter 2014 Results

Company Provides First Quarter and Full Year Outlook for 2015

Tampa, FL – February 9, 2015– Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”), or the “Company”), a North American logistics and transportation provider with market leading businesses, today announced the following estimated preliminary fourth quarter 2014 results:

•	For the three-month period ended December 31, 2014, Quality expects total revenue to be approximately $243 million, operating income to be within the range of $10.4 million to $10.8 million, adjusted EBITDA to be within the range of $20.4 million to $20.8 million, and adjusted net income per diluted share to be within the range of $0.17 to $0.18;

•	Estimated adjusted EBITDA and estimated adjusted net income per diluted share for the three-month period ended December 31, 2014 primarily excludes cash and non-cash pre-tax reorganization costs within the Energy Logistics business of approximately $3.8 million. Reconciliations of estimated net income to estimated adjusted net income and estimated operating income to estimated adjusted EBITDA are included in the financial exhibits below;

•	For the three-month period ended December 31, 2014, Quality expects revenue from its Chemical Logistics business to be approximately $164 million, revenue from its Energy Logistics business to be approximately $41 million and revenue from its Intermodal business to be approximately $38 million;

•	Total debt at December 31, 2014 was $351 million. Availability under the ABL Facility was approximately $62 million at December 31, 2014 and the outstanding borrowings under the ABL Facility were approximately $151 million. At December 31, 2014, the Company’s total net debt to adjusted EBITDA ratio is expected to be approximately 4.1x; and

•	For the three-month period ended December 31, 2014, gross capital expenditures were $10.5 million and sales of equipment were $13.2 million. For fiscal year 2014, capital expenditures, net of proceeds from asset sales, were $6.0 million.

“We expect our fourth quarter results to be in line with the expectations we shared during our third quarter conference call,” stated Gary Enzor, Chairman and Chief Executive Officer. “Revenues were strong in the fourth quarter, and we expect both adjusted operating income and adjusted EBITDA, on a consolidated basis, to be up versus the prior year quarter. Our Chemical Logistics and Intermodal businesses delivered solid fourth quarter results and we remain optimistic about these businesses moving forward.”

“At Energy Logistics, the decline in commodity prices within the frac shale industry has created some uncertainty in our business, although we have not seen a significant decline in volumes,” Mr. Enzor continued. “Our team is focusing on controllable areas such as improving customer service levels and asset efficiency, as well as reducing capital outlays and overhead costs.”

For the first quarter of 2015, Quality expects adjusted net income per diluted share to be in the range of $0.11 to $0.16. For the fiscal year 2015, the Company expects adjusted net income per diluted share to be in the range of $0.77 to $0.87. These estimates assume a 39% tax rate, and exclude any impacts from non-operating items and costs related to any potential debt refinancing activity. The Company expects its free cash flow to be in the range of $50 to $55 million.

This information is being provided in anticipation of the Company’s participation in the Stifel Nicolaus Transportation and Logistics Conference and the BB&T Annual Transportation Services Conference on February 10-11, 2015.

Quality intends to release its fourth quarter and fiscal year 2014 financial results after the market closes on Wednesday, February 25, 2015. Quality will host a conference call for analysts and investors to discuss these results on Thursday, February 26, 2015 at 10:00 a.m. Eastern Standard Time. The toll free dial-in number is 888-778-9064; the toll number is 913-312-1427; the passcode is 1985088. A replay of the call will be available through March 28, 2015, by dialing 888-203-1112; the passcode is 1985088. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website. Copies of the earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

Reconciliation of Estimated Net Income to Estimated Adjusted Net Income and Estimated Adjusted Net Income per Share

Estimated Adjusted Net Income and Estimated Adjusted Net Income per Share are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Estimated Adjusted Net Income and Adjusted Net Income per Share are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Estimated Adjusted Net Income, management uses a 38.2% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors. In addition, in arriving at Estimated Adjusted Net Income and Estimated Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include energy reorganization costs and write-off of debt issuance costs.

The following table presents the calculation of Estimated Adjusted Net Income and Estimated Adjusted Net Income per Share ranges for the period presented:

(in millions, except per share amounts)	Three-months ended December 31, 2014
	Low	High
Estimated net income	$2.2	$2.6

Estimated net income per common share:
Basic	$0.08	$0.09

Diluted	$0.08	$0.09

Weighted average number of shares:
Basic	27.8	27.8
Diluted	28.2	28.2

Reconciliation:

Estimated net income	$2.2	$2.6
Adjustments to estimated net income:
Provision for income taxes	1.6	1.6
Energy reorganization costs	3.8	3.8
Write-off of debt issuance costs	0.1	0.1

Estimated adjusted income before income taxes	7.7	8.1
Provision for income taxes at 38.2%	2.9	3.1

Estimated adjusted net income	$4.8	$5.0

Estimated adjusted net income per common share:
Basic	$0.17	$0.18

Diluted	$0.17	$0.18

Weighted average number of shares:
Basic	27.8	27.8
Diluted	28.2	28.2

Reconciliation of Estimated Operating Income to Estimated Adjusted EBITDA

Estimated Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Quality’s Estimated Adjusted EBITDA for the reconciliation below is defined as operating income before depreciation and amortization, employee non-cash compensation, other expense items, and energy reorganization costs. Estimated Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. Estimated Adjusted EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the bulk transportation industry in general. We believe that financial information based on GAAP for highly leveraged businesses, such as ours, should be supplemented by Estimated Adjusted EBITDA so investors better understand our financial information in connection with their evaluation of our business.

The following table presents the calculation of Estimated Adjusted EBITDA for the period presented:

	Three-months ended December 31, 2014
(in millions)	Low	High
Estimated operating income	$10.4	$10.8

Reconciliation:
Depreciation and amortization	5.4	5.4
Employee non-cash compensation	1.0	1.0
Other non-operating expense items	(0.2)	(0.2)
Energy reorganization costs	3.8	3.8

Estimated Adjusted EBITDA	$20.4	$20.8

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water and production fluids, through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact and includes our 2014 and 2015 expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) our liability related to third party equipment leasing programs; (6) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (7) our ability to attract and retain qualified drivers; (8) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (9) increased unionization, which could increase our operating costs or constrain operating flexibility; (10) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate; (11) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (12) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (13) our ability to comply with current and future environmental laws and regulations and the increasing costs relating to environmental compliance; (14) potential disruptions at U.S. ports of entry; (15) diesel fuel prices and our ability to recover costs through fuel surcharges; (16) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (17) our dependence on senior management; (18) the potential loss of our ability to use net operating losses to offset future income; (19) potential future impairment charges; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses, converted independent affiliates and new independent affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, independent affiliates, independent owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) disruptions of our information technology and communications systems; (25) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; (26) the assumptions underlying our expectations of financial results in 2015; and (27) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expense. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact: Joseph J.	Troy

Executive Vice President and Chief Financial Officer

800-282-2031 ext. 7195